ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (the “Agreement”) is made by and between Elekta Instrument AB, with registered address at P.O. Box 7593, SE-103 93 Stockholm, Sweden (“Elekta”) and EWRS Tibbi Cihazlar Ticaret Limited Sirketi, with registered address at AVNI DILLIGIL SOK.ÇELIK IS MERKEZI A BLOK K.4 D.18 MECIDIYEKÖY Sicil 763180/0 (“EWRS”). Elekta and EWRS are jointly referred to as “Parties” and each a “Party”.

WHEREAS Elekta and Adana Application and Research Center of Baskent University, Dadalogli Mah. 39. Sok. Yuregir, Adana, Turkey (the “Customer”) on the 25th of August 2010, entered into a purchase and license agreement as subsequently amended by an Addendum entered into between Elekta and the Customer on 26th November 2010 (as amended, the “Purchase and License Agreement”).

WHEREAS Elekta and EWRS desire to restructure the transaction with Customer such that (i) instead of Elekta providing Customer with the use of the Deliverables pursuant to the Purchase and License Agreement; (ii) the Deliverables shall be sold by Elekta or its Affiliates to Ozyurek Mumessillik Ve Dis Ticaret AS (“Ozyurek”); (iii) Ozyurek shall resell the Deliverables to EWRS; and (iv) EWRS (and not Elekta) will furnish the use of the Deliverables to Customer in accordance with the terms of the Purchase and License Agreement and this Agreement.

WHEREAS in order to facilitate such restructured transaction, (i) Elekta and Ozyurek have entered or will enter into one or more purchase and license agreement for the sale by Elekta and purchase by Ozyurek of the Deliverables (the “Elekta Sales Agreements”); (ii) Ozyurek and EWRS have entered or will enter into one or more purchase and license agreements for the sale by Ozyurek and purchase by EWRS of the Deliverables (the “EWRS Sales Agreements”); and (iii) subject to the terms and conditions of this Agreement, Elekta will transfer and assign all of Elekta’s rights, obligations and liabilities arising under the Purchase and License agreement from Elekta to EWRS in accordance with section B 18 “Assignment” under the Purchase and License Agreement.

NOW THERFORE, for valuable consideration received, the parties hereto have agreed as follows:

Terms defined in the Purchase and License Agreement shall, unless otherwise defined in this Agreement, have the same meaning when used in this Agreement.

1.            Assignment

1.1.         As of the “Effective Date” of this Agreement (as defined below) and subject to the terms and conditions set forth herein, Elekta hereby sells, assigns, transfers and delivers to EWRS all of Elekta’s rights, title, interests, obligations and liabilities arising under the Purchase and License Agreement, and EWRS hereby accepts such assignment (the “Assignment”).

1.2           Insofar as rights and obligations under the Purchase Agreement from the Effective Date of this agreement are concerned, references to Elekta (as a supplier) therein, shall be deemed replaced with references to EWRS, except as set forth in Section 1.4 below.

1.3           Except as expressly set forth in this Agreement, from and after the Effective Date of this Agreement, Elekta shall have no further rights, obligations and liabilities of any kind whatsoever under the Purchase and License Agreement, and the Purchase and License Agreement shall be binding only on EWRS and the Customer.

1.4           Retained Rights and Obligations.  Notwithstanding anything to the contrary set forth in this agreement, it is understood and agreed that (a) all of the warranties made by Supplier, subject to any exclusions, disclaimers and limitations applicable thereto, as set forth in the Purchase and License Agreement (collectively, the “Warranties”) shall continue to be made by Elekta to Customer following the Assignment, and shall not be deemed to be made by EWRS; (b) none of Supplier’s rights, obligations and liabilities set forth in (i) Section B 8.3 (Permits), except to the extent EWRS is required, as owner or seller of the Deliverables, provider of Services and/or acting in any other capacity under the Purchase and License Agreement to obtain applicable licenses, permits or similar documents for EWRS’s performance under the Purchase and License Agreement, and to comply with all applicable laws, regulations or recommendations for the performance of its rights and obligations under the Purchase and License Agreement; ii) Section B 10 (Intellectual Property and Indemnification); (iii) Section B 15 (Indemnification by Supplier); (iv) Section B 16 (Indemnification by Customer), provided that Elekta and EWRS shall each have the right to receive Customer’s indemnification under Section B 16; (v) Section C 4 (Site Preparation); (vi) Section C 5 (Installation); (vii) Section C 7 (Reporting); (viii) Exhibit D (Terms and Conditions for Software); and/or (ix) Exhibit F (Trademark License Leksell Gamma Knife) of the Purchase and License Agreement (collectively, the “Retained Rights and Obligations”) shall be assigned or transferred to EWRS pursuant to this Agreement; (c) all of such Retained Rights and Obligations shall be retained solely by Elekta; (d) EWRS shall at no time have any rights, obligations and/or liabilities with respect to any or all of the Warranties and/or the Retained Rights and Obligations; and (e) Customer shall look solely to Elekta with respect to enforcing the Warranties and/or the Retained Rights and Obligations, and hereby releases EWRS therefrom.

1.5          Conditions to Assignment. This Agreement shall be conditional upon: (a) the execution and signing by Elekta and Ozyurek of the Elekta Sales Agreements for delivery of the Deliverables to the Customer; (b) the execution and signing by Ozyurek and EWRS of the EWRS Sales Agreements for delivery of the Deliverables to the Customer; and (c) EWRS shall have secured the financing for the complete multi-system purchase pursuant to the EWRS (collectively, the “Conditions”). In the event all of the Conditions have not been satisfied by April 27, 2011, then, Elekta or EWRS may at their sole option declare this Agreement null and void. In the event any or all of the Elekta Sales Agreement are declared null and void in accordance with their terms, Elekta or EWRS may at their sole option declare this Agreement null and void as of the Effective Date.

1.6           Bank Guarantee.  Without limiting or modifying Elekta’s obligations under the Elekta Sales Agreements with respect to the letter of credit or payment guarantee provided by Customer to secure payment of the Usage Fee pursuant to the Purchase and License. Agreement (the “Bank Guarantee”), in the event the bank of guarantor thereunder refuses for any reason to rewrite or assign the Bank Guarantee for the benefit of EWRS, then, Elekta agrees that (a) any and all amounts paid to Elekta at any time or from time-to-time under the Bank Guarantee shall be forwarded to EWRS by wire transfer within three (3) business days following its receipt by Elekta or its affiliates, without deduction or offset; (b) Elekta shall take no action under the Bank Guarantee unless approved in advance in writing by EWRS; (c) Elekta shall promptly forward to EWRS any correspondence or other documentation received in connection with the Bank Guarantee; and (d) EWRS shall be permitted to enforce the Bank Guarantee in Elekta’s name, but at EWRS’s sole cost and expense.  Notwithstanding the foregoing, Elekta makes no representation, warranty or guarantee to EWRS regarding the validity or enforceability of the Bank Guarantee or the bank’s obligations under the Bank Guarantee.

2.             Indemnification

2.1           Indemnification by EWRS.  EWRS shall indemnify and hold harmless Elekta against any and all loss, liability, damage or expenses which may be incurred by Elekta due to any claims of a third party in connection with the breach, default or non-performance by EWRS of (a) this Agreement; and (b) the Purchase and License Agreement arising on or after to the Effective Date of this Agreement.

2.2           Indemnification by Elekta.  Elekta shall indemnify and hold harmless EWRS against any and all loss, liability, damage or expenses which may be incurred by EWRS due to any claims of a third party in connection with the breach, default or non-performance by Elekta of (a) this Agreement; and (b) the Purchase and License Agreement arising prior to the Effective Date of this Agreement.

3.             Effective Date

3.1           This Agreement shall be effective upon the date of its signing or in case the Parties hereto do not sign simultaneously, the date upon which the last party to sign this Agreement so signs (the “Effective Date”).

4.             Dispute Resolution

4.1           This Agreement shall be governed by the laws of Sweden without reference to its principles on conflict of laws. Any dispute or controversy arising from this Agreement shall be subject to the dispute resolution procedures provided for in section B 27 “Disputes and Governing Law” of the Purchase and License Agreement.

5.             Miscellaneous

5.1           This Agreement may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all of which counterparts shall together constitute the same instrument.  The captions and paragraph headings used herein are for convenience only and shall not be used in construing or interpreting this Agreement.  This Agreement constitutes the full and complete agreement and understanding between the parties hereto concerning the subject matter hereof and shall supersede any and all prior written and oral agreements with regard to such subject matter.

Date and Place: Stockholm March 11, 2011	Date and Place:

ELEKTA INSTRUMENT AB	EWRS TIBBI CHIAZLAR TICARET
LIMITED SIRKETI

/s/ Ray Rau	/s/ Ernest A. Bates
Name:	Name:

/s/ Ernest R, Bates
Name:

/s/ S. Mert Ozyurek
Name: